EXHIBIT 10.1


                    EXCLUSIVE LICENSE AND MARKETING AGREEMENT


Between:       Select  Home  Products  ("SHP")
               12503-53rd  Street
               Edmonton,  Alberta
               T5A  456  Canada

          And

               International Commercial Television Inc. ("ICTV")
               203B Kimman Center
               2300 North Dixie Highway
               Boca Raton, Florida
               33431-7657  USA

Recitals:

WHEREAS SHP has been granted by way of agreement (the "Master Agreement") from Victoria Cosmetics, Taiwan (the "Manufacturer") the exclusive rights to market a
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pen-style  nail  decorating  device  with  both  brush  and  patented  nib  (the
"Product"),  in  the  United  States  of  America  (the  "Territory").

WHEREAS SHP and ICTV wish to enter into an exclusive licensing agreement (the "License") and for good valuable consideration agree to be mutually bound by the terms and conditions set forth in this Agreement.

     1.   The Master Agreement: SHP agrees to provide a fully executed copy of
          --------------------
          the Master Agreement as quickly as possible and prior to ICTV commencing production of the proposed 60 second and 120 second direct response television commercial (the "Commercial") featuring the Product.

     2.   Supply: SHP agrees to allow ICTV to order the Product directly from
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          the Manufacturer and ICTV agrees to provide SHP all copies of such orders. Further SHP agrees to allow ICTV to negotiate its own terms of trade with the Manufacturer.

     3.   Price: SHP agrees that the price ICTV will pay for the Product is the
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          manufacturer's cost less all discounts, commissions and rebates that the Manufacturer may wish to grant to SHP. SHP further agrees at the request of ICTV to negotiate the best possible price for the Product.

     4.   Royalty: ICTV agrees to pay SHP a Royalty of $0.50 USD on a fully
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          packed kit of ten units of single color of the Product or the pro-rata equivalent, being a royalty of $0.50 USD per individual unit of color of the Product. Such royalty will be paid on the sales of all Product by ICTV, excluding those sales of the Product made on television home channels. The Royalty will be paid every thirty


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          (30) days on direct response television sales and thirty (30) days after ICTV has been paid, for all sales, other than direct response sales. ICTV agrees that full accounting regarding sales will be provided with Royalty payments.

     5.   Term: The term shall initially be for five years with automatic rights
          ----
          of renewal for each successive period of five years, provided that SHP has been paid royalties as per Section 4 of this Agreement and the Master Agreement remains in force.

     6.   Territory and Markets: SHP agrees that under the terms of this
          ---------------------
          Agreement the License granted by SHP to ICTV, to sell the Product, shall be exclusive in the Continental United States, Hawaii, Puerto Rico and shall be for all forms of distribution (excluding television home shopping, flea markets, consumer shows and exhibitions, and the Internet) including, but not limited to, direct response television, mail order/catalogues, print/syndication, traditional retail/wholesale.

          6.1  Television Home Shopping: ICTV agrees that all profits derived
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               from sales of the Product on television home shopping channels
               (such as but not limited to The Home Shopping Network and QVC) will be shared equally with SHP. SHP agrees that it will be responsible for supplying, at landed cost, all inventory required for television home shopping and for the delivery of such Product to the television home shopping channel. Profits and cost of inventory will be forwarded to SHP as soon as ICTV receives payment from the television home shopping channel. Profits will be those monies that remain after the deduction of direct selling expenses.

          6.2  Flea Market and Consumer Shows: ICTV and SHP agree that both
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               parties can supply resellers in flea markets and consumer shows
               ("Markets") but agree to do so on a mutually beneficial basis which will be determined in a good faith manner once the Commercial has been rolled out. Further SHP agrees that it will immediately cease distribution of the Product to any resellers in the Market if ICTV discovers that such resellers are supplying the Product into those forms of distribution, within the Territory that have been deemed exclusive to ICTV.

          6.3  Internet: SHP grants to ICTV the exclusive right to display and
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               market the Product on the Internet. Notwithstanding, ICTV agrees that the current SHP website may also be displayed with the Territory.

     7.   Patent: SHP agrees that it will immediately notify ICTV if it detects
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          similar products and products that breach the Product patent. Further
          SHP agrees to use its best efforts to have the Manufacturer take all possible action to stop the sale, in the Territory, or any products that infringe the Product's patent.

     8.   Promotion: ICTV agrees to shoot and media test the Commercial
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          featuring the Product, at no cost to SHP. ICTV agrees that time is of the essence in the


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          production of the Commercial and agrees to produce and media test the
          Commercial as soon as possible, but no later than June 30, 2002, subject to SHP's compliance to Section 1 of this Agreement.

     9.   Minimum Purchases:  ICTV agrees that to retain exclusivity in the
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          Territory it must purchase the following units of the Product. A unit of the Product shall be defined as one single colour packed in the manufacturer's single unit container with brush and patented nib and every two units must be accompanied with a joiner ring.

               a)   ICTV to purchase $100,000.00 USD of the Product by July 31,
                    2002

               b) ICTV to purchase on an annual basis beginning July 31, 2002, for five consecutive years, the following amounts of single units of colour of the Product

                    Year one      750,000       units  of  color
                    Year two      2,000,000     units  of  color
                    Year three    2,400,000     units  of  color
                    Year four     2,880,000     units  of  color
                    Year five     3,456,000     units  of  color

                    Notwithstanding, the above figures any purchase of a single unit of color made in a single year, that exceeds the years required purchases, will count toward the following years minimum purchase requirements.

                    If ICTV does not meet any of the minimum purchase requirements as listed in this section, then this license shall revert from exclusive to non-exclusive basis.

     10.  Governing Law: Both parties agree that this Agreement will be governed
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          by the laws of the Country of Canada and the judicial district of the province of Alberta.

     11.  Breach: If either party breaches this Agreement the party who claims
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          breach must notify the other party in writing of such breach and the breaching party has thirty days to remedy such breach. If the breaching party does not remedy the breach within thirty days, then the party who claimed the breach may at its own direction deem the Agreement null and void.

     12.  Authority: Both parties agree that they have the authority to enter
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          into this Agreement.

     13.  Good Faith: Both parties agree to act in good faith in connection with
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          all of the terms and conditions relating to this Agreement.


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Acknowledged  and  Agreed:


/s/  Kelvin Claney                                  April 16, 2002
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Kelvin Claney - CEO                                 Date Signed
International Commercial Television Inc.


/s/  Keith Hatter                                   April 16/2002
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Keith Hatter - President                            Date Signed
Select Home Products


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